Exhibit 99.2

Regions Financial Corporation - Dodd-Frank Act Stress Test Annual Disclosure - June 23, 2016

The following disclosure of summary stress test results is required by regulations adopted by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) implementing the requirements of Section 165(i)(2) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). These results present management’s estimation of the impact of the Federal Reserve's annual Supervisory Severely Adverse stress test scenario for 2016 (the "Supervisory Severely Adverse scenario") on Regions Financial Corporation (“Regions” or “Company”) and Regions Bank, its wholly-owned banking subsidiary. The results reflect pro forma capital ratios, select Income Statement and Balance Sheet line items, and other related information for the Supervisory Severely Adverse scenario. However, this Supervisory Severely Adverse scenario does not represent forecasts of anticipated economic conditions, and stress tests are not forecasts of expected losses, revenues, net income before taxes, or capital ratios. This disclosure precedes Regions' planned disclosure of its Comprehensive Capital Analysis and Review ("CCAR") results, which is expected on or about June 29, 2016.

These stress test results are based on a forward-looking exercise using hypothetical severely adverse macroeconomic assumptions developed and provided by the Federal Reserve. The stress testing requirements are specified by Federal Reserve regulations. The Federal Reserve conducted stress tests and published results on June 23, 2016 based on its own internal models. In contrast, the results in this disclosure were generated internally by Regions using the Federal Reserve’s prescribed macroeconomic assumptions; thus, the processes and modeling methodologies used to produce the results in this disclosure are specific to Regions. Therefore, Regions' internal stress test results are not directly comparable to those disclosed by other bank holding companies since modeling techniques, processes, and assumptions could differ significantly across companies. These results are not intended to reflect management’s expectations about future economic conditions and should not be taken as an indication of Regions' expected present or future financial results.

Dodd-Frank Act Stress Test Assumptions

Dodd-Frank Act stress test assumptions reflect hypothetical, severe economic conditions that are more adverse than expected by the Federal Reserve or Regions. Accordingly, the Supervisory Severely Adverse scenario is not a forecast of anticipated economic conditions, nor are the estimates forecasts of expected losses, revenues, net income before taxes, or capital ratios. Rather, the Supervisory Severely Adverse scenario is a hypothetical scenario designed by the Federal Reserve to impose specific stresses on covered banks and bank holding companies to assess the strength and resilience of financial institutions and their ability to continue to meet the credit needs of households and businesses if the severe economic and financial environments were to develop. A full description of the Supervisory Severely Adverse scenario can be found on the Federal Reserve’s website at http://www.federalreserve.gov.

The table below presents key assumptions from the Federal Reserve’s Supervisory Severely Adverse scenario, which reflects a severe recession including declines in Gross Domestic Product ("GDP") and the House Price Index ("HPI"), increases in the Unemployment Rate, and negative short-term interest rates. For purposes of the table below, the period forecasted includes 1Q 2016 through 1Q 2018 where PQ1 represents 1Q 2016 and PQ9 represents 1Q 2018.

1Q2016 - 1Q2018 DFAST Supervisory Severely Adverse Scenario
%	PQ1	PQ2	PQ3	PQ4	PQ5	PQ6	PQ7	PQ8	PQ9
Annual Gross Domestic Product ("GDP")	(5.1)	(7.5)	(5.9)	(4.2)	(2.2)	0.4	1.3	3.0	3.0
Annual Consumer Price Index ("CPI")	1.2	0.7	0.6	0.9	1.2	1.4	1.6	1.7	1.8
House Price Index ("HPI")(1)	(1.6)	(4.5)	(7.9)	(11.5)	(14.9)	(18.0)	(20.7)	(22.5)	(23.8)
Unemployment Rate	6.0	7.2	8.3	9.1	9.7	9.9	10.0	9.9	9.8
10 Year Treasury	0.2	0.4	0.4	0.6	0.7	0.8	1.0	1.1	1.2
3 Month Treasury	0.0	(0.2)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)
_________

(1)	Core Logic cumulative percentage change from 3Q 2015

Under the Federal Reserve’s regulations implementing the stress testing requirements established by the Dodd-Frank Act, bank holding companies, such as Regions, must assume a standard set of capital actions over the forecast horizon to estimate the Supervisory Severely Adverse scenario. The use of a standard set of capital actions is intended to assist the public in comparing stress test results disclosed by the various institutions subject to the stress test requirements. The capital action assumptions that are required for supervisory stress test purposes may not represent the actual capital actions taken should severely adverse conditions actually develop. In particular, the Dodd-Frank Act capital action assumptions in the Supervisory Severely Adverse scenario for Regions are:

1)	Actual capital distributions completed in the first quarter of 2016, including:

a.	payment of a $0.06 per share common stock dividend, and

b.	repurchase of $175 million of common stock;

2)
Quarterly common stock dividends of approximately $0.06 per share for each quarter from the second quarter of 2016 through the first quarter of 2018, which is the average quarterly dollar amount of common stock dividends that Regions paid over the four-quarter period beginning in the second quarter of 2015 and ending in the first quarter of 2016;

3)
Payments on any other instrument that is eligible for inclusion in the numerator of a regulatory capital ratio equal to the stated dividend, interest, or principal due on such instrument(s) during the nine quarter horizon (this includes subordinated debt and preferred stock);

4)	No redemption or repurchase of any capital instrument that is eligible for inclusion in the numerator of a regulatory capital ratio; and

5)	No issuances of capital securities beginning in the second quarter of 2016.

These assumed capital actions and the disclosed summary stress test results do not reflect the specific capital actions Regions may have requested as part of the 2016 CCAR submission.

Description of the Types of Risks Included in the Stress Test

Regions undertakes a comprehensive risk identification process to determine the risks to be considered in its stress testing activities. These risks range from idiosyncratic risks, such as geographic footprint and industry concentrations in the credit portfolios, to broad economic, political, and regulatory and compliance risks which Regions believes may impact it and its peers. Specifically, Regions considers the following key risks in its stress testing activities: (1) credit risk, or the risk of loss arising from a borrower or counterparty failing to meet a contractual obligation; (2) market risk, or the risk to Regions’ financial condition resulting from movements in market rates or prices, such as interest rates, foreign exchange rates, or equity prices; (3) liquidity risk, or the risk that the Company will be unable to meet its obligations as they come due because of an inability to liquidate assets or obtain adequate funding (referred to as "funding liquidity risk") or that it cannot easily unwind or offset specific exposures without undue hardship because of inadequate market depth or market disruptions ("market liquidity risk"); (4) operational risk, or the risk of loss resulting from inadequate or failed internal processes, people, and systems, or from external events; (5) legal risk, or the risk that lawsuits, adverse judgments, or unenforceable contracts may disrupt or otherwise negatively affect the operations or financial condition of the Company; (6) compliance risk, or the risk to current or anticipated earnings or capital arising from violations of laws, rules, or regulations, or from non-conformance with prescribed practices, internal policies and procedures, or ethical standards; (7) reputational risk, or the risk that negative publicity regarding Regions' business practices, whether true or not, will cause a decline in its customer base, lead to costly litigation, or result in revenue reductions; and (8) strategic risk, or the risk to current or anticipated earnings, capital, or franchise or enterprise value arising from adverse business decisions, poor implementation of business decisions, or lack of responsiveness to changes in the banking industry and Regions' operating environment.

Each of the risks identified previously are stressed within particular portfolios of assets where the risk is applicable. Additionally, these risks are assessed through a comprehensive risk identification process across Regions’ three Business Segments (namely, Corporate Bank, Consumer Bank, and Wealth Management), as well as general corporate functions such as Treasury. Regions, to the best of its ability, fully captures the impacts of each risk as it relates to the defined scenarios. As part of its risk management practices, Regions monitors these risks through additional stress testing activities to ensure the risks are fully understood under a wide range of potential scenarios.

Credit Risk

Regions’ primary credit risk arises from the possibility that borrowers may not be able to repay loans and, to a lesser extent, the failure of securities issuers, obligors, or counterparties to perform as contractually required. In monitoring credit risk, Regions’ objective is to maintain a high-quality credit portfolio that provides for stable credit costs with acceptable volatility through an economic cycle. In order to assess the risk characteristics of the loan portfolio, Regions considers the current U.S. economic environment and that of its primary banking markets, as well as risk factors within the major categories of loans.

Credit risk spans all business segments, but is concentrated in the Corporate Bank and Consumer Bank segments. Regions specifically measures credit risk for each portfolio of assets on the balance sheet, as well as risks that arise from off-balance sheet unfunded commitments. The underlying credit quality of these assets is stressed per the methodologies discussed in the next section.

Market Risk

Regions’ primary market risk is interest rate risk, including uncertainty with respect to absolute interest rate levels as well as uncertainty with respect to relative interest rate levels, which is impacted by both the shape and the slope of the various yield curves that affect the financial products and services that the Company offers. To quantify this risk, Regions measures the change in its net interest income and other financing income in various interest rate scenarios compared to a base case scenario. Net interest income and other financing income sensitivity is a useful short-term indicator of Regions’ interest rate risk.

In addition, Regions, like most financial institutions, is subject to changing prepayment speeds on mortgage-related assets under different interest rate environments. Prepayment risk presents risk to earnings and specifically to net interest income and other financing income. Prepayment risk can also impact the value of securities and the carrying value of equity. Regions’ greatest exposures to prepayment risks primarily rest in its mortgage-backed securities portfolio, the mortgage fixed-rate loan portfolio, and the residential mortgage servicing asset, all of which tend to be sensitive to interest rate movements. Regions also has prepayment risk that would be reflected in non-interest income in the form of servicing income on loans sold. Regions’ capital markets business includes derivatives, loan syndication, and foreign exchange trading activities, which exposes the Company to market risk. Further, the Company is exposed to non-trading market risk from mortgage hedging activities, which include secondary marketing of loans to government-sponsored entities and mortgage servicing rights valuation.

Liquidity Risk

Liquidity is an important factor in the financial condition of Regions and affects Regions’ ability to meet the borrowing needs and deposit withdrawal requirements of its customers. Regions considers liquidity risk in its stress testing activities through an evaluation of its funding sources and assumptions regarding how those liabilities may re-price during times of stress. Liquidity risks are most pronounced within deposit portfolios in all three Business Segments and within Treasury funding portfolios.

Operational and Legal Risks

Operational risk relates to the risk of loss resulting from inadequate or failed internal processes, people, and systems, or from external events. Legal risk reflects the inherent legal risk arising out of the daily banking and other operations of the Company that could result in disputes, threatened and/or actual litigation, civil monetary penalties, criminal penalties, enforcement actions, or reputational damage. Operational and legal risks are estimated for the stress tests considering modeled loss results, historical analysis, and evaluations of specific operational scenarios and expectations for how those types of losses may materialize in the supervisory scenarios. For example, losses that would be considered as part of the operational scenario analysis include information security risks such as the risk of a cyber attack.

Compliance, Reputational, and Strategic Risks

Other risks to the Company include compliance risk, reputational risk, and strategic risk. Compliance risk represents the risk that the Company will fail to comply with the laws, regulations, supervisory guidance, regulatory expectations, and rules and standards that govern the activities of the Company, including Regions' Code of Business Conduct and Ethics. Reputational risk relates to the risk that negative publicity regarding the Company’s business practices, whether true or not, will affect the Company's profitability, operations, customer base, or result in costly litigation. Strategic risk is the risk to the Company due to uncertainty and actions (or inaction) related to strategic risk factors, including negative effects from business planning or decisions, environmental changes, competitive dynamics, or management of our resources and activities. These risks are evaluated and incorporated into stress testing results through methods such as scenario analysis to determine possible impacts to Regions’ financial condition if these risks were to materialize.

Description of Methodologies Employed by Regions

A comprehensive and active governance structure oversees Regions' stress testing activities, reviews and challenges estimation methodologies, and is designed to ensure that adverse projections are appropriately stressful and reflect best estimates of potential outcomes given the assumed economic conditions.

In loss estimation, Regions aims to project losses that are appropriately sensitive to macroeconomic conditions and reflect the economic assumptions that, in the Supervisory Severely Adverse scenario, are meant to produce significant loss estimates with a corresponding stress on Regions' capital levels. Numerous models support the loss estimation process, with each subject to validation, oversight, and governance. These models and estimates rely on a sound risk measurement and management infrastructure that supports the identification, measurement, assessment, and control of all material risks arising from the Company's exposures.

As in financial reporting, Regions establishes its stressed Allowance for Loan and Lease Losses (“ALLL”) in compliance with U.S. generally accepted accounting principles (“GAAP”). The primary consideration in estimating the ALLL is the modeled losses in the Supervisory Severely Adverse scenario over the nine-quarter forecast period. Quantitative analysis is employed to ensure that the modeled ALLL is appropriately established.

In the development of projections for pre-provision net revenue (“PPNR,” which consists of net interest income and other financing income on a fully tax-equivalent basis plus non-interest revenues less non-interest expenses), Regions derives granular revenue and expense estimates across the Company and aggregates enterprise-level results under each macroeconomic scenario. Most revenue and expense line items are projected through specific models that are sensitive to the underlying behaviors and risks reflected in each revenue or expense category. In particular, management specifically considers the risks affecting PPNR in designing and evaluating PPNR projection approaches. Regions makes several key assumptions in modeling PPNR, including a determination of interest rate projections throughout the nine-quarter period given the other Supervisory Severely Adverse scenario assumptions provided by the Federal Reserve. Other key assumptions specific to Regions that impact PPNR are the amount of loan growth, drivers of non-interest income, and level of expenses.

In developing revenue projections, the ability to translate macroeconomic factors and risk measurements into pro forma estimates relies upon the utilization of models across Regions. As with loss estimation, robust model development, documentation, validation, and overall model governance practices are critical to the revenue estimation process. Other factors are also considered, such as expected growth levels of customer households, pricing levels for the products and services offered to our customers, usage and utilization assumptions, and other revenue drivers. For expenses, consideration is given to the direct costs of generating revenue such as investments in personnel and incentive expenses related to the revenue production, projections of depreciation and amortization based on previous and expected management decisions to invest in capital expenditures and in product development, and estimations of general and administrative expenses.

The process of projecting revenues and expenses often employs projections of related asset and liability balances. Thus, the balance sheet and income statement projection processes are designed to be internally consistent with macroeconomic conditions across balances, revenues, and expenses. As with PPNR, macroeconomic-dependent models are utilized to develop key balance estimates. In creating these estimates, the Company makes several assumptions in addition to those enumerated previously, such as estimating the behavior of customers in adverse conditions and predicting depositor behavior in stress environments. Key assumptions such as these are discussed and challenged through the review process for reasonableness and effectiveness.

Once a consolidated balance sheet is created, on- and off-balance sheet risk-weighted assets are estimated based upon the final balance sheet. Regions’ risk-weighted asset projection process applies risk weights directly to scenario-specific balance sheet estimates. In many cases, the granularity of the balance sheet estimate allows for codified risk weights to be applied directly to the appropriate balance. Regions’ loan balances account for approximately 64% of total assets and, therefore, are the primary driver of the change in the projection of risk-weighted assets. Loans in the Supervisory Severely Adverse scenario are projected to decline by 11.4% over the nine-quarter period. From a risk-weighted asset perspective, this decline in loan balances is partially offset by the implementation, beginning in 2018, of requirements to increase risk weights from 100% to 250% on items subject to deduction relative to the 10% and 15% of Common Equity Tier 1 thresholds. For Regions, items subject to these thresholds include deferred tax assets arising from temporary differences and mortgage servicing assets. As a result of deleveraging the balance sheet in this scenario, risk-weighted assets declined by 6.1% in the Supervisory Severely Adverse scenario.

The previously described methodologies translate identified risks into revenue and loss projections over the nine-quarter planning horizon. These projections are then aggregated into net income and loss estimates over the nine-quarter stress test horizon, which are used to estimate Regions’ regulatory capital and key capital ratios throughout the nine quarters. The calculations are based on codified guidance by Regions’ regulators when applicable. In addition to estimating capital accretion or depletion from net income or loss over the nine-quarter planning horizon, Regions also estimates impacts to regulatory capital based on planned capital actions or prescribed actions (as is the case with the Dodd-Frank Act Stress Test scenarios).

The resulting regulatory capital ratios are then compared against management’s targeted levels which become a key input into Regions’ internal capital adequacy assessment.

Summary of Results for Regions Financial Corporation

The estimates shown below reflect the methodologies and assumptions described previously for the Supervisory Severely Adverse scenario.

Projected Stressed Capital Ratios through Q1 2018 in the Supervisory Severely Adverse Scenario
	Actual	Stressed Capital Ratios(1)
	Q4 2015	Ending	Minimum
Common equity tier 1 capital ratio (%)	10.9%	8.1%	8.1%
Tier 1 risk-based capital ratio (%)	11.7%	8.8%	8.8%
Total risk-based capital ratio (%)	13.9%	11.1%	11.1%
Tier 1 leverage ratio (%)	10.3%	7.7%	7.7%
_________

(1)
The capital ratios are calculated using capital action assumptions provided within the Dodd-Frank Act stress testing rule. These projections represent hypothetical estimates that involve an economic outcome that is more adverse than expected. These estimates are not forecasts of expected losses, revenues, net income before taxes, or capital ratios. The minimum capital ratio presented is for the period Q1 2016 through Q1 2018.

Actual Q4 2015 and Projected Q1 2018 Risk-Weighted Assets in the Supervisory Severely Adverse Scenario
	Actual Q4 2015	Projected Q1 2018
Risk-weighted assets (billions of dollars)	$105.6	$99.1

Projected losses, revenue, and net income before taxes through Q1 2018 in the Supervisory Severely Adverse Scenario
	Billions of Dollars	Percent of Average Assets(1)
Pre-provision net revenue(2)	$1.9	1.6%
Other revenue	—	0.0%
less
Provisions	4.7	3.9%
Realized losses/(gains) on securities (AFS/HTM)	0.2	0.1%
Trading and counterparty losses	—	0.0%
Other losses/(gains)	—	0.0%
equals
Net income/(loss) before taxes(3)	(3.0)	(2.4)%
Memo item
AOCI included in capital (billions of dollars)(4)	N/A	N/A
_________

(1)	Average assets is the nine-quarter average of total assets.

(2)	Pre-provision net revenue includes losses from operational-risk events and credit related expenses, which include other real estate owned (OREO) costs.

(3)	Net income/(loss) before taxes may not appear to foot due to rounding.

(4)
As Regions is not an advanced approaches bank holding company and opted out of including Accumulated Other Comprehensive Income ("AOCI") in regulatory capital calculations, AOCI balances are not applicable for the purposes of this disclosure.

Projected loan losses by type of loan, Q1 2016 through Q1 2018 in the Supervisory Severely Adverse Scenario
	Billions of Dollars	Portfolio Loss Rates (%)(1)
Loan Losses(2)	$3.14	4.0%
First lien mortgages, domestic	0.45	3.0%
Junior liens and HELOCs, domestic	0.40	5.0%
Commercial and industrial(3)	0.94	4.0%
Commercial real estate, domestic(4)	0.63	4.4%
Credit cards	0.18	17.8%
Other consumer(5)	0.42	8.2%
Other loans	0.13	1.1%
_________

(1)	Average loan balances used to calculate portfolio loss rates exclude loans held for sale and loans held for investment under the fair value option, and are calculated over nine quarters.

(2)	Total loan losses may not agree to the sum of the individual categories due to rounding.

(3)	Commercial and industrial loans includes small- and medium-enterprise loans and business credit cards.

(4)	Commercial real estate loans includes owner-occupied and non-owner occupied commercial real estate loans, and loans secured by farmland.

(5)	Other consumer loans includes automobile loans.

Summary of Results for Regions Bank

The following results reflect pro forma capital ratios for Regions Bank under the Supervisory Severely Adverse scenario. These capital levels are derived using a process identical to that described in this document for the holding company. As with Regions Financial Corporation, Regions Bank’s capital ratios decline over the nine-quarter planning horizon in this theoretical severely adverse scenario as credit losses exceed PPNR generation. In its scenario planning, the holding company assumes capital actions at Regions Bank during the planning horizon that are in alignment with its internal capital adequacy assessment process. These actions, which may include dividends from or infusions into Regions Bank, as well as issuances, redemptions, or repurchases of capital securities, are based on projected capital levels relative to management’s targets and limits, among other factors.

Projected stressed capital ratios through Q1 2018 in the Supervisory Severely Adverse Scenario
	Actual	Stressed Capital Ratios(1)
	Q4 2015	Ending	Minimum
Common equity tier 1 capital ratio (%)	11.7%	10.1%	10.1%
Tier 1 risk-based capital ratio (%)	11.7%	10.1%	10.1%
Total risk-based capital ratio (%)	13.6%	12.8%	12.8%
Tier 1 leverage ratio (%)	10.3%	8.8%	8.8%
_________

(1)
These projections represent hypothetical estimates that involve an economic outcome that is more adverse than expected. These estimates are not forecasts of expected losses, revenues, net income before taxes, or capital ratios. The minimum capital ratio presented is for the period Q1 2016 to Q1 2018.

Actual Q4 2015 and projected Q1 2018 risk-weighted assets in the Supervisory Severely Adverse Scenario
	Actual Q4 2015	Projected Q1 2018
Risk-weighted assets (billions of dollars)	$105.3	$98.5

Projected losses, revenue, and net income before taxes through Q1 2018 in the Supervisory Severely Adverse Scenario
	Billions of Dollars	Percent of Average Assets(1)
Pre-provision net revenue(2)	$2.4	2.0%
Other revenue	—	0.0%
less
Provisions	4.7	4.0%
Realized losses/(gains) on securities (AFS/HTM)	0.2	0.1%
Trading and counterparty losses	—	0.0%
Other losses/(gains)	—	0.0%
equals
Net income/(loss) before taxes(3)	(2.5)	(2.1)%
Memo item
AOCI included in capital (billions of dollars)(4)	N/A	N/A
_________

(1)	Average assets is the nine-quarter average of total assets.

(2)	Pre-provision net revenue includes losses from operational risk events and credit related expenses, which include other real estate owned (OREO) costs.

(3)	Net income/(loss) before taxes may not appear to foot due to rounding.

(4)	As Regions Bank is not an advanced approaches bank and opted out of including AOCI in regulatory capital calculations, AOCI balances are not applicable for the purposes of this disclosure.

Projected Loan Losses by Type of Loan, Q1 2016 - Q1 2018 in the Supervisory Severely Adverse Scenario
	Billions of Dollars	Portfolio Loss Rates (%)(1)
Loan Losses(2)	$3.14	4.0%
First lien mortgages, domestic	0.45	3.0%
Junior liens and HELOCs, domestic	0.40	5.0%
Commercial and industrial(3)	0.94	4.0%
Commercial real estate, domestic(4)	0.63	4.4%
Credit cards	0.18	17.8%
Other consumer(5)	0.42	8.2%
Other loans	0.13	1.1%
_________

(1)	Average loan balances used to calculate portfolio loss rates exclude loans held for sale and loans held for investment under the fair value option, and are calculated over nine quarters.

(2)	Total loan losses may not agree to the sum of the individual categories due to rounding.

(3)	Commercial and industrial loans includes small- and medium-enterprise loans and business credit cards.

(4)	Commercial real estate loans includes owner-occupied and non-owner occupied commercial real estate loans, and loans secured by farmland.

(5)	Other consumer loans includes automobile loans.

Explanation of the Most Significant Causes for the Changes in Regulatory Capital Ratios

The Supervisory Severely Adverse scenario as applied internally results in meaningful projected declines in regulatory capital ratios at Regions and Regions Bank. These declines are primarily driven by an expectation of credit losses exceeding a weakened PPNR, which is especially stressed as a result of the negative short-term market interest rates present in the scenario. As detailed in the summary of results tables, this leads to a pre-tax net loss of approximately $3.0 billion over the forecast horizon for Regions Financial Corporation and a $2.5 billion pre-tax net loss for Regions Bank. With respect to regulatory capital ratios, these losses are partially offset by the projected balance sheet deleveraging evident in moderately lower ending risk-weighted asset balances. Additionally, the Federal Reserve’s prescribed Dodd-Frank Act capital action assumption that the Company would continue to pay an average common stock dividend of approximately $0.06 per share during the relevant period has a material impact on the resulting stressed capital levels, which may not be the capital actions pursued if a similar scenario were to actually unfold. The combination of the factors described previously account for the vast majority of the projected variation in regulatory capital ratios across the nine-quarter horizon in the Supervisory Severely Adverse scenario.